Exhibit 99.1

Press Release

Gulfport Energy Corporation Announces Pricing of Public Offering of Common Stock

OKLAHOMA CITY (May 14, 2010) Gulfport Energy Corporation (NASDAQ: GPOR) today announced that it has priced a public offering of 1,481,481 shares of its common stock at a price to the public of $13.50 per share. Gulfport has granted the underwriters a 30-day option to purchase up to an additional 222,222 shares of Gulfport’s common stock at the public offering price (less the underwriting discount) to cover any over-allotments. Johnson Rice & Company L.L.C. acted as representative of the several underwriters for the offering.

Gulfport intends to use a portion of the net proceeds from the offering to fund its previously announced Niobrara Shale and Permian Basin acquisitions. Gulfport intends to use the remaining net proceeds from the offering for general corporate purposes, which may include expenditures associated with Gulfport’s 2010 drilling programs.

The offering is expected to close on May 19, 2010, subject to customary closing conditions. The common stock will be issued pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission.

A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission and be available on the SEC’s website, www.sec.gov. Copies of the prospectus supplement and the related base prospectus relating to the offering may be obtained by contacting Johnson Rice & Company L.L.C. at 639 Loyola Avenue, Suite 2775, New Orleans, Louisiana 70113, or by telephone at 1-800-443-5924.

This press release does not constitute an offer to sell or a solicitation of an offer to buy shares of Gulfport’s common stock, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of these securities may be made only by means of the prospectus supplement and the related base prospectus.

About Gulfport

Gulfport Energy Corporation is an Oklahoma City-based independent oil and natural gas exploration and production company with its principal producing properties located along the Louisiana Gulf Coast and in the Permian Basin in West Texas. Gulfport also holds a sizeable acreage position in the Alberta Oil Sands in Canada through its interest in Grizzly Oil Sands ULC.

Forward Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transactions described above. Gulfport cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Gulfport cannot assure you that the proposed transactions described above will be consummated on the terms Gulfport currently contemplates, if at all. Information concerning these and other factors can be found in Gulfport’s filings with the SEC, including its Forms 10-K, 10-Q and 8-K, which can be obtained free of charge on the SEC’s web site at http://www.sec.gov.

Any forward-looking statements made in this press release speak only as of the date of this release and, except as required by law, Gulfport undertakes no obligation to update any forward-looking statement contained in this press release, even if Gulfport’s expectations or any related events, conditions or circumstances change. Gulfport is not responsible for any changes made to this release by wire or Internet services.

Investor & Media Contact:

Paul K. Heerwagen IV

Investor Relations

pheerwagen@gulfportenergy.com

405-242-4888